Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation completes sale of U.K. utility business,
resulting in net cash proceeds of $10.4 billion

ALLENTOWN, Pa. (June 14, 2021) - PPL Corporation (NYSE: PPL) announced today that it has successfully completed the sale of its U.K. utility business, Western Power Distribution (WPD), to National Grid for £7.8 billion, concluding the first of two strategic transactions announced in March to reposition PPL as a leading, high-growth, U.S.-focused energy company.
The WPD transaction resulted in U.S. dollar cash proceeds of approximately $10.7 billion, based on a foreign currency exchange rate of $1.36/£, which is inclusive of currency hedges executed by PPL. PPL expects net proceeds after taxes and fees to be approximately $10.4 billion. The sale concludes a process begun last August when PPL announced its intent to exit the U.K. and strengthen its focus on U.S. growth.
“Today’s sale recognizes the economic value that PPL created by advancing WPD into the premier collection of electricity distribution networks in the U.K., a company that year after year delivered operational excellence, superior customer satisfaction and innovative solutions to advance a cleaner energy future,” said Vincent Sorgi, PPL president and chief executive officer.
The second transaction announced in March — PPL’s planned acquisition of Rhode Island’s primary electric and gas utility, The Narragansett Electric Company, from National Grid for approximately $3.8 billion — remains on track to close as expected by March 2022. PPL and National Grid have submitted all regulatory filings necessary for approval of the acquisition.
“Together, the sale of WPD and the acquisition of Narragansett Electric will better position PPL for long-term growth and success by simplifying our business mix, strengthening our credit metrics, improving our prospects for long-term earnings growth, and providing us greater financial flexibility to invest in sustainable energy solutions,” said Sorgi.
PPL intends to use the $6.6 billion in net cash proceeds from the transactions to further strengthen its balance sheet and enhance opportunities for growth. The company plans to reduce outstanding debt by approximately $3 billion to $3.5 billion and will continue to evaluate the best use of the remaining proceeds to maximize shareowner value. This includes potentially investing incremental capital at PPL’s utilities or in renewables, and repurchasing shares.

About PPL
PPL Corporation (NYSE:PPL), based in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 2.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

# # #

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

Statements contained in this news release, including statements with respect to future earnings, performance and corporate strategy, including the impact of the transactions on PPL Corporation and the use of proceeds from the WPD sale, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in these statements. Any forward-looking statements should be considered in light of the factors and other matters discussed in "Item 1A. Risk Factors" and "Item 7. Combined Management's Discussion and Analysis of Financial Condition and Results of Operations" in PPL Corporation’s 2020 Annual Report on Form 10-K, and other reports on file with the Securities and Exchange Commission.